Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated February 11, 2014

Relating to Preliminary Prospectus dated February 10, 2014

Registration No. 333-193681

2,285,714 Shares

Common Stock

This free writing prospectus relates only to the shares of common stock of Ophthotech Corporation described below and should be read together with the preliminary prospectus dated February 10, 2014 (the “Preliminary Prospectus”) included in Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-193681) relating to these shares.

The following information supplements and updates the information contained in the Preliminary Prospectus.

Common Stock Offered by Ophthotech Corporation	1,900,000 shares

Common Stock Offered by Selling Stockholders	385,714 shares

Common Stock to be Outstanding After This Offering	33,318,575 shares

Option to Purchase Additional Shares Granted by the Selling Stockholders	342,857 shares

Public Offering Price	$31.50

Selling Stockholder Information	Selling Stockholder	Number of Shares Offered	Additional Shares to be Sold if Underwriters’ Option is Exercised in Full
	Entities Affiliated with SV Life Sciences	372,594	331,194
	International Biotechnology Trust plc	13,120	11,663

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014; and J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717.